FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS
Delivered 13% Revenue Growth with Sustained Margin Expansion
Diversification Strategy, Innovation, and Manufacturing Optimization Expected to Continue to Propel Future Gains
Provides Full-Year 2025 and Initial 2026 KPI Outlooks

Third Quarter 2025 Highlights Versus Third Quarter 2024
•Net sales increased 13% to $1.0 billion, driven by organic growth in RV OEM and Aftermarket
•Net income of $62 million, which was 6.0% of net sales, or $2.55 per diluted share, up 75% from $36 million, or $1.39 per diluted share
•Adjusted net income of $48 million, up 35%, to $1.97 per diluted share
•Adjusted EBITDA increased 24% to $106 million, or 10.2% of net sales
•Operating profit margin expanded 140 bps to 7.3% from 5.9%

Other Highlights
•Cash flows from operations of $359 million for the LTM ended September 30, 2025
•$215 million returned to shareholders in the form of dividends and share repurchases year-to-date
•Strong liquidity position of $795 million, comprising $200 million of cash and cash equivalents and $595 million of availability on revolving credit facility at September 30, 2025
•Innovation continues to drive profitable sales growth and share gains with top five new innovative products now projected at $225 million annualized sales run rate
•Continued facility optimization with two additional planned facility consolidations by year-end 2025, resulting in five total for 2025 and targeting 8-10 for 2026

Elkhart, Indiana - October 30, 2025 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported third quarter 2025 results.

“Our diversification strategy has continued to fundamentally contribute to our strong performance, as our team’s outstanding efforts resulted in 13% revenue growth, which drove strong margin expansion and a meaningful increase in adjusted earnings per share of 42%. Our leadership teams have worked diligently to optimize our productivity, footprint, and resources, positioning the company for strong performance as the industry begins to recover from this prolonged cycle,” said Jason Lippert, President and Chief Executive Officer. “We continue to strengthen our structural competitive advantages through implementation of operational excellence, while benefitting from our investments in innovation that have created another competitive moat. We are also once again adding outstanding businesses to our flagship brands through disciplined, strategic acquisitions. As we look ahead, we believe Lippert is well-positioned to build on our sustained incremental margin improvement and meaningfully enhance shareholder value over time.”

Third Quarter 2025 Results

Consolidated net sales grew 13.2% to $1,036.5 million from 2024 third quarter net sales of $915.5 million. The increase was primarily due to a $105.6 million increase in net sales of the OEM Segment driven by sales price increases related to material costs, sales from acquired businesses, and higher North American RV sales driven by market share gains and an increased mix of higher content fifth-wheel units. Net sales from acquisitions completed in the twelve months ended September 30, 2025 contributed $41.9 million in the third quarter of 2025.

Net income was $62.5 million, or $2.55 per diluted share, up 75%, compared to $35.6 million, or $1.39 per diluted share, in the third quarter of 2024. Adjusted net income increased to $48.1 million, up 35%, to $1.97 per diluted share, excluding loss on extinguishment of debt and gain on sale of real estate, net of tax effect. Adjusted EBITDA grew 24% to $105.9 million, compared to $85.2 million in the third quarter of 2024. Operating profit margin was 7.3 percent in the third quarter of 2025 compared to 5.9 percent in the same period of 2024. The margin expansion was primarily driven by reduced costs from materials sourcing strategies and increased North American RV sales volume related to market share gains and increased sales mix of higher content fifth-wheel units.

*Additional information regarding adjusted net income and Adjusted EBITDA, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

OEM Segment - Third Quarter Performance

OEM net sales rose $105.6 million, or 15%, to $790.0 million for the third quarter of 2025, compared to the same period of 2024. RV OEM net sales increased 11% to $470.1 million, primarily driven by sales price increases related to material costs, an increase in RV sales mix toward higher content fifth-wheel units, market share gains, and an increase in North American motorhome RV unit shipments, partially offset by volume decreases in the European RV market. Adjacent Industries OEM net sales grew 22% year-over-year to $319.9 million, driven primarily by sales from acquired businesses and higher sales to North American utility trailer and marine OEMs.

Operating profit of the OEM Segment was $43.6 million in the third quarter of 2025, or 5.5% of net sales, compared to an operating profit of $21.8 million, or 3.2% of net sales, in the same period in 2024. The operating profit margin expansion of the OEM Segment was primarily driven by increases in selling prices for targeted products, primarily related to increased material costs, reduced costs from material sourcing strategies, improved fixed cost absorption, and production labor efficiencies, partially offset by higher material costs on the expense side, which were impacted by tariffs and higher steel, aluminum, and freight costs.

Aftermarket Segment - Third Quarter Performance

Aftermarket net sales grew 7% to $246.5 million compared to the same period of 2024. The increase was primarily driven by product innovations, increased demand for our upgrade and service parts as more units enter the upgrade and repair cycle, and the expanding Camping World relationship within the RV aftermarket, partially offset by lower volumes within the automotive aftermarket. Operating profit of the Aftermarket Segment of $31.9 million was relatively flat compared to the same period of 2024. The operating profit margin of the Aftermarket Segment was 12.9%, compared to 13.9% in the same period in 2024. The operating profit margin change was primarily driven by higher material costs related to tariffs and higher steel, aluminum, and freight costs, lower production volumes in the automotive aftermarket in response to lower retail volumes, and investments in capacity, distribution and logistics technology to support growth of the Aftermarket Segment, partially offset by increases in selling prices for targeted products, primarily related to increased material costs, and reduced costs from material sourcing strategies.

Income Taxes

The Company's effective tax rate was 25.6% for the quarter ended September 30, 2025, compared to 24.8% for the quarter ended September 30, 2024. The increase in the effective tax rate was primarily due to a reduction in federal tax credits.

Balance Sheet and Other Items

At September 30, 2025, the Company's cash and cash equivalents balance was $199.7 million, up from $165.8 million at December 31, 2024. The Company used $128.6 million for share repurchases, $103.0 million for the acquisitions of businesses, $86.2 million for dividend payments to shareholders, and $38.1 million for capital expenditures in the nine months ended September 30, 2025.

In September 2025, the Company amended its Credit Agreement to reduce the interest rate on the term loans, resulting in a quarter point reduction in the applicable margin on its term loan borrowings. On a go-forward basis, based on the outstanding term loan principal amount at September 30, 2025, this reduction in effective interest rates is expected to save approximately $1.0 million in cash interest expense annually.

The Company's outstanding long-term indebtedness, including current maturities, was $947.8 million at September 30, 2025. As of September 30, 2025, the Company had $595.2 million of borrowing availability under its revolving credit facility.

As part of the Company's footprint optimization efforts, it sold two owned real estate locations during the third quarter of 2025 for combined net cash proceeds of $22.7 million. The sales resulted in a total net gain on the sale of real estate of $19.7 million for the three months ended September 30, 2025.
Outlook

Based on current market and economic conditions along with existing tariffs, the Company expects the following:

•October 2025 net sales projected at approximately $380 million, up 15% from prior year
•On track to deliver an 85 basis point operating profit margin improvement for full-year 2025 as compared to 2024, primarily through optimizing infrastructure
•Exploring divestiture opportunities of approximately $75 million of revenues that are dilutive to the business in 2026
•2026 operating profit margin of 7.0 to 8.0%
•2025 North American RV wholesale shipments of 340,000 - 350,000
•2026 North American RV wholesale shipments of 345,000 - 360,000

Conference Call & Webcast

LCI Industries will host a conference call to discuss its third quarter results on Thursday, October 30, 2025, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 672247. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 279083. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are

"forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future financial results and business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand and shipments, run rates, integration of acquisitions, planned divestitures and facility consolidations, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, pricing pressures due to domestic and foreign competition, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2025	2024	2025	2024	Months
(In thousands, except per share amounts)

Net sales	$1,036,477	$915,497	$3,189,317	$2,938,070	$3,992,455
Cost of sales	783,864	695,539	2,414,934	2,227,761	3,048,666
Gross profit	252,613	219,958	774,383	710,309	943,789
Selling, general and administrative expenses	177,174	166,070	529,823	508,206	683,095
Operating profit	75,439	53,888	244,560	202,103	260,694
Interest expense, net	10,323	6,516	26,003	23,799	31,103
Loss on extinguishment of debt	806	—	8,859	—	8,859
Gain on sale of real estate	(19,716)	—	(19,716)	—	(19,716)
Income before income taxes	84,026	47,372	229,414	178,304	240,448
Provision for income taxes	21,533	11,760	59,848	44,984	61,335
Net income	$62,493	$35,612	$169,566	$133,320	$179,113

Net income per common share:
Basic	$2.56	$1.40	$6.79	$5.24	$7.06
Diluted	$2.55	$1.39	$6.78	$5.23	$7.04

Weighted average common shares outstanding:
Basic	24,389	25,480	24,978	25,436	25,381
Diluted	24,466	25,558	25,004	25,477	25,431

Depreciation	$16,706	$17,390	$50,195	$53,911	$66,677
Amortization	$13,779	$13,882	$40,155	$42,089	$53,366
Capital expenditures	$12,736	$10,062	$38,071	$31,390	$49,014

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2025	2024	2025	2024	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$412,472	$369,212	$1,325,592	$1,186,324	$1,653,846
Motorhomes	57,635	52,800	178,615	185,258	226,423
Adjacent Industries OEMs	319,916	262,449	948,930	867,315	1,194,421
Total OEM Segment net sales	790,023	684,461	2,453,137	2,238,897	3,074,690
Aftermarket Segment:
Total Aftermarket Segment net sales	246,454	231,036	736,180	699,173	917,765
Total net sales	$1,036,477	$915,497	$3,189,317	$2,938,070	$3,992,455

Operating profit:
OEM Segment	$43,570	$21,825	$157,227	$105,223	$159,085
Aftermarket Segment	31,869	32,063	87,333	96,880	101,609
Total operating profit	$75,439	$53,888	$244,560	$202,103	$260,694

Depreciation and amortization:
OEM Segment depreciation	$11,992	$13,270	$36,488	$41,038	$48,934
Aftermarket Segment depreciation	4,714	4,120	13,707	12,873	17,743
Total depreciation	$16,706	$17,390	$50,195	$53,911	$66,677

OEM Segment amortization	$9,917	$9,996	$28,669	$30,426	$38,086
Aftermarket Segment amortization	3,862	3,886	11,486	11,663	15,280
Total amortization	$13,779	$13,882	$40,155	$42,089	$53,366

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2025	2024
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$199,721	$165,756
Accounts receivable, net	363,861	199,560
Inventories, net	741,279	736,604
Prepaid expenses and other current assets	64,271	58,318
Total current assets	1,369,132	1,160,238
Fixed assets, net	430,505	432,728
Goodwill	620,556	585,773
Other intangible assets, net	410,396	392,018
Operating lease right-of-use assets	235,780	224,313
Other long-term assets	102,220	99,669
Total assets	$3,168,589	$2,894,739

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$3,665	$423
Accounts payable, trade	220,735	187,684
Current portion of operating lease obligations	40,271	38,671
Accrued expenses and other current liabilities	227,505	185,275
Total current liabilities	492,176	412,053
Long-term indebtedness	944,167	756,830
Operating lease obligations	211,434	199,929
Deferred taxes	29,175	26,110
Other long-term liabilities	129,959	112,931
Total liabilities	1,806,911	1,507,853
Total stockholders' equity	1,361,678	1,386,886
Total liabilities and stockholders' equity	$3,168,589	$2,894,739

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2025	2024
(In thousands)
Cash flows from operating activities:
Net income	$169,566	$133,320
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	90,350	96,000
Stock-based compensation expense	16,868	13,961
Loss on extinguishment of debt	8,859	—
Gain on sale of real estate	(19,716)	—
Other non-cash items	9,860	4,927
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(145,752)	(102,127)
Inventories, net	33,176	81,166
Prepaid expenses and other assets	11,069	(1,491)
Accounts payable, trade	24,333	8,333
Accrued expenses and other liabilities	53,491	29,599
Net cash flows provided by operating activities	252,104	263,688
Cash flows from investing activities:
Capital expenditures	(38,071)	(31,390)
Acquisitions of businesses	(102,990)	(19,957)
Proceeds from sale of real estate	22,674	—
Other investing activities	(3,249)	781
Net cash flows used in investing activities	(121,636)	(50,566)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(5,242)	(9,120)
Proceeds from revolving credit facility	—	86,248
Repayments under revolving credit facility	(19,261)	(87,766)
Proceeds from term loan borrowings	391,000	—
Repayments under term loan and other borrowings	(282,535)	(26,357)
Proceeds from issuance of convertible notes	448,500	—
Repurchase of convertible notes	(368,920)	—
Purchases of convertible note hedge contracts	(67,574)	—
Proceeds from issuance of warrants concurrent with note hedge contracts	27,600	—
Payment of dividends	(86,215)	(80,191)
Repurchases of common stock	(128,571)	—
Other financing activities	(4,998)	(2)
Net cash flows used in financing activities	(96,216)	(117,188)
Effect of exchange rate changes on cash and cash equivalents	(287)	(907)
Net increase in cash and cash equivalents	33,965	95,027
Cash and cash equivalents at beginning of period	165,756	66,157
Cash and cash equivalents at end of period	$199,721	$161,184

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,		Last Twelve
	2025		2024	2025	2024	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	65.7		68.5	233.5	223.9	301.2
Motorhome RVs	8.9		7.7	27.6	26.9	35.6
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	88.9	(2)	87.8	252.2	252.3	307.6	(2)
Impact on dealer inventories	(23.2)	(2)	(19.3)	(18.7)	(28.4)	(6.4)	(2)
Motorhome RVs	9.9	(2)	10.4	29.7	32.1	37.6	(2)

				Twelve Months Ended
				September 30,
				2025	2024
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,431	$5,147
Motorhome RV				$3,839	$3,768

				September 30,		December 31,
				2025	2024	2024
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$595.2	$383.1	$452.5
Days sales in accounts receivable, based on last twelve months				29.4	30.6	29.9
Inventory turns, based on last twelve months				4.2	3.9	4.0

				2025
Estimated Full Year Data:
Capital expenditures				$45 - $55 million
Depreciation and amortization				$115 - $125 million
Stock-based compensation expense				$21 - $24 million
Annual tax rate				25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) September 2025 retail sales data for RVs has not been published yet, therefore 2025 retail data for RVs includes an estimate for September 2025 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to Adjusted EBITDA and net income as a percentage of net sales to Adjusted EBITDA as a percentage of net sales.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(In thousands)
Net income	$62,493	$35,612	$169,566	$133,320
Interest expense, net	10,323	6,516	26,003	23,799
Provision for income taxes	21,533	11,760	59,848	44,984
Depreciation expense	16,706	17,390	50,195	53,911
Amortization expense	13,779	13,882	40,155	42,089
EBITDA	$124,834	$85,160	$345,767	$298,103
Loss on extinguishment of debt	806	—	8,859	—
Gain on sale of real estate	(19,716)	—	(19,716)	—
Executive separation costs	—	—	3,193	—
Adjusted EBITDA	$105,924	$85,160	$338,103	$298,103

Net sales	$1,036,477	$915,497	$3,189,317	$2,938,070
Net income as a percentage of net sales	6.0%	3.9%	5.3%	4.5%
Adjusted EBITDA as a percentage of net sales	10.2%	9.3%	10.6%	10.1%

The following table reconciles net income to adjusted net income and net income per diluted share to adjusted net income per diluted share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(In thousands, except per share amounts)
Net income	$62,493	$35,612	$169,566	$133,320
Loss on extinguishment of debt	806	—	8,859	—
Gain on sale of real estate	(19,716)	—	(19,716)	—
Executive separation costs	—	—	3,193	—
Tax effect of adjustments	4,531	—	1,836	—
Adjusted net income	$48,114	$35,612	$163,738	$133,320

Net income per common share - diluted	$2.55	$1.39	$6.78	$5.23
Loss on extinguishment of debt	0.03	—	0.35	—
Gain on sale of real estate	(0.80)	—	(0.79)	—
Executive separation costs	—	—	0.13	—
Tax effect of adjustments	0.19	—	0.08	—
Adjusted net income per common share - diluted	$1.97	$1.39	$6.55	$5.23

Weighted average common shares outstanding - diluted	24,466	25,558	25,004	25,477
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of Adjusted EBITDA, Adjusted EBITDA as a percentage of net sales, adjusted net income, and adjusted net income per diluted common share to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, amortization expense, loss on extinguishment of debt, gain on sale of real estate, and executive separation costs during the three and nine month periods ended September 30, 2025 and 2024. Adjusted net income is defined as net income adjusted for loss on extinguishment of debt, gain on sale of real estate, and executive separation costs, and the related tax effects during the three and nine month periods ended September 30, 2025. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.